Exhibit 4.3

CIPHER PHARMACEUTICALS INC.

BY-LAW 2

BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of CIPHER PHARMACEUTICALS INC. (the “Corporation”) as follows:

1.                             The directors may and they are hereby authorized from time to time to, without authorization of the shareholders,

(a)                                 borrow money upon the credit of the Corporation;

(b)                                 limit or increase the amount to be borrowed;

(c)                                  issue, reissue, sell or pledge bonds, debentures, notes or other debt obligations of the Corporation for such sums and at such prices as may be deemed expedient;

(d)                                 give a guarantee on behalf of the Corporation to secure payment or performance of an obligation of any person; and

(e)                                  mortgage, hypothecate, charge, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real and personal, movable and immovable, property of the Corporation and the undertaking and rights of the Corporation, to secure any such bonds, debentures, notes or other debt obligations, or to secure any present or future borrowing, liability or obligation of the Corporation, including any guarantee given pursuant to subparagraph 1(d) of this by-law.

2.                             The directors may from time to time by resolution delegate to any one or more directors or officers, or to any committee of directors, of the Corporation all or any of the powers conferred on the directors by paragraph 1 of this by-law to the frill extent thereof or such lesser extent as the directors may in any such resolution provide.

3.                             The powers hereby conferred shall be deemed to be in supplement of and not in substitution for any other powers to borrow money for the purposes of the Corporation or to do any other acts or things referred to in paragraph 1 of this by-law possessed by its directors or officers pursuant to the articles of the Corporation, any other by-law of the Corporation or applicable law.

PASSED by the director of the Corporation on January 9, 2004.

CONFIRMED by the shareholder of the Corporation on January 9, 2004.